UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 5, 2004

                           ENZON PharmaceuticalS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                       0-12957                22-2372868
(State or other jurisdiction of         (Commission             (IRS Employer
         incorporation)                 File Number)            Identification)

                685 Route 202/206, Bridgewater, New Jersey 08807
               (Address of principal executive offices) (Zip Code)

       (Registrant's telephone number, including area code: (908) 541-8600


--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Item 5.  Other Events

Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) announced today its financial results for the quarter ended March 31, 2004, the third quarter of Enzon's fiscal year
(FY) 2004. During the quarter, Enzon completed several corporate milestones including:

      o Establishing a commercialization partnership with Inex Pharmaceuticals Corporation (TSX: IEX) for Inex's oncology drug, Onco TCS. Inex completed a pivotal Phase 2/3 trial for Onco TCS in 2003 for patients with relapsed, aggressive non-Hodgkin's lymphoma and several Phase 2 trials are also underway in various other cancers.

      o Initiating patient dosing in a clinical trial designed to evaluate Pegamotecan as a single-agent, second-line therapy for the treatment of gastric and gastroesophageal junction cancers. This study was initiated based on the positive interim data yielded from the Company's ongoing Phase 2 trial for the treatment of gastric and gastroesophageal cancers.

      o The filing of a New Drug Application (NDA) for Onco TCS and the requesting of a Priority Review, as Onco TCS is a product intended to address an unmet medical need. Applications that are granted Priority Review status are targeted for action by the United States Food and Drug Administration (FDA) within six months from the date that the submission is complete.

      o Launching a major new initiative in antifungal research with the introduction of the Company's proprietary CLEAR II(TM) patient registry. CLEAR II is a multi-center registry developed by and for clinicians to share and exchange online, real-time data on the clinical course of invasive fungal infections. Importantly, this registry captures information on physician clinical experiences with Enzon's ABELCET(R) (Amphotericin B Lipid Complex Injection), as well as other antifungal agents and the Company anticipates it will quickly become an important resource for physicians treating invasive fungal infections.

Financial Results

The Company reported net income for the third quarter of FY 2004 of $5.1 million, or $0.12 cents per diluted share, compared with net income of $7.6 million or $0.17 cents per diluted share for the third quarter of FY 2003. The Company's net income for the third quarter of FY 2004 includes a write-off of acquired in-process research and development costs of $12.0 million related to the acquisition of the North American commercialization rights to Onco TCS from Inex in January 2004 and a net gain on investments of $11.0 million principally related to the sale of approximately 50% of the Company's investment in Nektar Therapeutics (Nasdaq: NKTR).

Combined product sales for the Company's four internally marketed products (ABELCET(R), ONCASPAR(R), DEPOCYT(R), and ADAGEN(R)) increased by $6.1 million or 28% to $28.0 million compared with $21.9 million for the prior year's comparable quarter. This increase was primarily driven by an increase in sales of ABELCET. For the third quarter of FY 2004 North American sales of ABELCET were $17.6 million compared with $13.5 million for the third

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quarter of FY 2003 and ahead of the Company's expectations for the quarter of
$16.5 million to $17.5 million.

Sales of ONCASPAR for the third quarter of FY 2004 increased by $2.1 million or 75% to $4.9 million compared with $2.8 for the third quarter of FY 2003. Sales of DEPOCYT were $1.4 million for the third quarter of FY 2004, compared with $1.2 million for the third quarter of FY 2003. In January 2003, the Company in-licensed the North American rights to DEPOCYT from SkyePharma PLC. ADAGEN sales for the third quarter of FY 2004 were $4.1 million versus $4.3 million in the third quarter of FY 2003.

During the quarter, the Company also recorded $5.0 million in manufacturing revenue related to the ABELCET business, which included approximately $1.7 million of revenue related to the settlement of certain disputed items. Manufacturing revenue for the third quarter of FY 2003 was $4.8 million.

Total royalties for the third quarter of FY 2004 decreased by $5.1 million or 32% to $11.1 million compared with $16.2 million for the third quarter of FY 2003. Total royalties for the quarter were made up principally of royalties from sales of PEG-INTRON marketed by Schering-Plough Corporation (NYSE: SGP). The decrease was due to the ongoing competition in the pegylated alpha interferon market. To strengthen its hepatitis C product line, in February 2004 Schering-Plough launched a new PEG-INTRON Redipen precision-dosing pen in the U.S. market, where Schering-Plough has reported it is being well received.

The Company's investment in research and development increased by $5.6 million or 110% to $10.8 million in the third quarter of FY 2004 compared with $5.1 million for the third quarter of FY 2003. The increase was primarily attributable to the Company's shared product development costs with Inex for Onco TCS, which included costs related to the filing of the NDA in March 2004, as well as costs related to the Company's internal research and development programs, namely, the initiation of a clinical trial for Pegamotecan as a second-line therapy for the treatment of gastric and gastroesophageal junction cancers, preparation for the commencement of a Phase 3 trial for ATG Fresenius S, and the Company's earlier stage programs.

Selling, general, and administrative expenses increased by $3.0 million or 32% to $12.5 million in the third quarter of FY 2004 versus $9.5 million for the third quarter of FY 2003. This increase was primarily attributable to expenditures related to ABELCET promotional activities, which included publications, presentations, and expenditures related to the March 2004 launch of the Company's CLEAR II registry at the Focus on Fungal Infections conference.

Net investment income increased to $11.6 million in the third quarter of FY 2004, compared with $632,000 for the corresponding period in FY 2003. The increase is principally due to the sale of 880,075 shares of Nektar Therapeutics common stock, which resulted in a net gain of approximately $11.0 million.

During the third quarter of FY 2004, the Company recorded a deferred tax benefit of approximately $5.5 million that was primarily attributable to the reversal of a deferred tax valuation allowance pertaining to the write down of the carrying value of the Company's Nektar

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Therapeutics shares that were sold during the quarter. The deferred tax benefit was also attributable to a reduction in the Company's estimated taxable income and effective tax rate due to the $12.0 million write-off of acquired in-process research and development costs related to the acquisition of the North American commercialization rights to Onco TCS.

The Company's cash and investments totaled $174.5 million as of March 31, 2004 compared with $153.3 million as of June 30, 2003. The increase in cash and investments was primarily the result of cash proceeds of $17.4 million related to the Company's sale of 880,075 shares of Nektar Therapeutics common stock and positive cash flows provided by the Company's operations. These increases were partially offset by the payment of $12.0 million to Inex for acquired in-process research and development related to the acquisition of the North American commercialization rights to Onco TCS.

The management of Enzon will be hosting a conference call today, May 5, 2004 at 4:30PM EST. All interested parties can access the live call using the following information:

                   Domestic Dial-In Number:           888-428-4479
                   International Dial-In Number:      651-291-0900
                   Access Code:                       727692

Enzon's conference call will also be webcast in a "listen only" mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon's conference call, a rebroadcast will be available following the call from Wednesday, May 5, 2004 at approximately 9:30 PM EST. This rebroadcast will end on Wednesday, May 12, 2004 at midnight. The rebroadcast may be accessed using the following information:

                   Domestic Dial-In Number:           800-475-6701
                   International Dial-In Number:      320-365-3844
                   Access Code                        727692

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon's specialized sales force. Enzon's science-focused strategy includes an extensive drug development program that leverages the Company's macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional products and technologies. Enzon has several drug candidates in various stages of development, independently and with partners, including Onco TCS, for which a U.S. marketing application has been submitted for the treatment of relapsed, aggressive non-Hodgkin's lymphoma. Further information about Enzon, this report, and the conference call can be found on the Company's web site at www.enzon.com.

There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans,"

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"will," "estimates," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward- looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. Such factors include the risks that the NDA for Onco TCS may not be granted Priority Review status by the FDA and that Onco TCS may not receive regulatory approval from the FDA, as well as those described in Enzon's Form 10-K and Forms 10-Q on file with the SEC, such as Enzon's ability to successfully launch and market Onco TCS, Enzon's ability to sustain profitability, and positive cash flow; risks in obtaining and maintaining regulatory approval for indications and expanded indications for Enzon's products; market acceptance of and continuing demand for Enzon's products; timing and results of clinical trials, including, without limitation, the ongoing clinical trials of Pegamotecan for the treatment of gastric and gastroesophageal cancers; the risk that the FDA may not deem Pegamotecan eligible for accelerated approval under Subpart H of the Food and Drug Act; and the impact of competitive products and pricing. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of May 5, 2004 and the Company undertakes no duty to update this information.

Item 12. Results of Operations and Financial Condition

On May 5, 2004, Enzon Pharmaceuticals, Inc. issued a press release to report its results of operations and financial condition for the completed fiscal quarter ended March 31, 2004. A copy of this press release is included as Exhibit 99.1 to this Form 8-K and incorporated into this Item 12 by reference.

The information in this Item 12, including Exhibit 99.1, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2004


                                                By: /s/ Kenneth J. Zuerblis
                                                    ---------------------------
                                                    Kenneth J. Zuerblis
                                                    Vice President, Finance and
                                                    Chief Financial Officer